Exhibit 5.1

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

December 9, 2019

WhiteHorse Finance, Inc.

1459 Brickell Avenue, 31st Floor

Miami, FL 33131

Re:       Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement (the “Registration Statement”) on Form N-2 (File No. 333-231247) as originally filed on May 6, 2019 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale by certain selling stockholders of 2,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, and up to 337,500 Shares that may be sold by such selling stockholders pursuant to the overallotment option granted to the underwriters, to be sold to the underwriters pursuant to an underwriting agreement (the “Underwriting Agreement”) substantially in the form filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2019. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement;

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(iii)	the form of certificate evidencing the Shares, filed as Exhibit (d)(1) to the Registration Statement;

(iv)	the Certificate of Incorporation of the Company;

(v)	the Amended and Restated Bylaws of the Company;

(vi)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vii)	resolutions of the board of directors of the Company relating to, among other things, the initial authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We note that, in connection with the Small Business Credit Availability Act, the Commission has proposed rules and regulations, including modifications to Form N-2, and we express no opinion regarding any such proposed rules and regulations.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Delaware. We are members of the bar of the State of New York.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

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We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2019 and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP